Exhibit 99.1

For release: May 11, 2010

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC EXPANDS SOUTH CAROLINA HOMECARE

Murfreesboro, Tenn. – National HealthCare Corporation (NYSE-Amex:  NHC; NHC.PRA), one of the nation’s leading operators of senior care services, announced today that its affiliate has recently purchased the assets of Home Health of South Carolina, Inc., increasing the number of homecare offices from four to seven in the state and 36 offices throughout the south.  The new locations are in Rock Hill, Summerville, and West Columbia, SC and the effective date of the transaction was May 1, 2010.

“NHC is pleased to expand our range of senior care services in the Palmetto State”, says NHC President Steve Flatt. “We now operate over 2,100 beds in 15 different healthcare centers, seven homecare offices serving nine counties, and seven hospice locations.”

The names of the offices will be NHC HomeCare-Piedmont serving York County, NHC HomeCare-Low Country serving Berkeley and Dorchester Counties, and NHC HomeCare-Midlands serving Lexington and Richland Counties.

About NHC

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,892 beds.  NHC affiliates also operate 36 homecare programs, seven independent living centers and 16 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.